REMA - Net intercompany claims summary (as of September 30, 2017)

(USD dollars)

		Accounts receivable / payable									
							REMA				
		GenOn Energy Inc.	GenOn Energy Holdings	Rest of GenOn (Excl. Holdings)	Rest of GAG	GenMA	NRG REMA LLC	GenOn REMA Services, Inc.	NRG Northeast Management	REMA PH - NJ Division	NRG Clearfield Pipeline
REMA	NRG REMA LLC	$9,316,340	–	$1,378,281,635 [A]	($6,214,433)	($3,309)	–	($2,704,539)	$430,336,931	$288,587,445	($5,589)
	GenOn REMA Services, Inc.	–	–	–	–	–	2,704,539	–	(2,644,925)	(57,231)	–
	NRG Northeast Management	519,935	–	368,019,634	30,848,487	–	(430,336,931)	2,644,925	–	(867,859)	–
	REMA PH - NJ Division	105,822	–	15,999,702	(1,627,796)	–	(288,587,445)	57,231	867,859	–	–
	NRG Clearfield Pipeline	–	–	930	–	–	5,589	–	–	–	–

Note: Positive balances indicate account payable from designated REMA subsidiary identified in rows, payable to corresponding GenOn entity or REMA subsidiary identified in the columns. For example, the balance of $9,316,340 indicates a payable from NRG REMA LLC to GenOn Energy Inc. Negative balances indicate account receivable at designated REMA subsidiary identified in rows, payable from corresponding GenOn entity or REMA subsidiary identified in columns. For example, the balance of ($430,336,931) indicates a receivable for the benefit of NRG Northeast Management, due from NRG REMA LLC.

[A] Includes (a) payables to NRG Northeast Generation Inc. with respect to promissory note attached hereto as Exhibit 99.7 and (b) payables to GenOn Energy Services LLC with respect to services rendered to NRG REMA LLC and/or affiliates.